Exhibit 10.5
AMENDMENT No. 1
TO
STOCK PURCHASE AGREEMENT
     This Amendment No. 1 (“Amendment”) to that Stock Purchase Agreement (the “Agreement”) entered into as of the 30th day of January, 2007, by and between SEMPRA ENERGY, a corporation incorporated under the laws of the State of California, USA (“Seller”), and Energy West Incorporated, a corporation incorporated under the laws of the State of Montana, USA (“Purchaser”), is entered into as of August 2, 2007 by and between Seller and Purchaser. Any capitalized term used but not defined herein shall have the same meaning as in the Agreement.
RECITALS
     A. The parties hereto (or their predecessors in interest) have entered into the Agreement whereby Seller has agreed to sell and Purchaser has agreed to purchase all of the issued and outstanding capital stock of Frontier Utilities of North Carolina, Inc., excluding the Excluded Assets and Liabilities, pursuant to the terms and conditions of the Agreement.
     B. The parties hereto desire to amend the Agreement to provide that the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of any capital contributed by the Seller in cash to the Company or the Subsidiary to fund a capital project, whether undertaken outside in the Ordinary Course of Business or otherwise, that has been approved in writing (which writing shall include a description of the proposed capital project and the amount of capital to be contributed by Seller) by Purchaser.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
     1. Conduct of the Business of the Company and the Subsidiary Prior to Closing. Section 3.2 of the Agreement is hereby amended as follows:
(a) by inserting the section number “3.2.1.” immediately before the first full paragraph of Section 3.2 which begins with the words “Except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) . . .”; and
(b) by inserting immediately after what will after the amendment above be Section 3.2.1. (q), a new paragraph to read as follows:

     “3.2.2. Seller and Purchaser acknowledge and agree that it may become necessary or advisable prior to the Closing for the Company or the Subsidiary to undertake a capital project, outside in the Ordinary Course of Business or otherwise, that requires Seller to contribute capital to the Company or the Subsidiary in cash over and above the normal and ordinary capital requirements of the Company or Subsidiary (such project a “Proposed Capital Investment,” and such amount, a “Project Capital Contribution”). Prior to making any Project Capital Contribution, Seller shall inform Buyer in writing describing the nature of the Proposed Capital Investment and the proposed amount of the Project Capital Contribution. Promptly after the receipt of such notice Buyer shall either consent to the Seller undertaking the Proposed Capital Investment and providing the Project Capital Contribution or provide notice to the Seller that Buyer does not so consent. The amount of any Project Capital Contribution approved by Buyer in writing shall be added to the Preliminary Purchase Price as provided in Section 2.2.2. For purposes of this subsection, a Proposed Capital Investment shall include only those capital expenditures of the Company or Subsidiary which are incurred outside the Ordinary Course of Business and approved by Purchaser in writing prior to such expenditure being incurred. This Section shall not be construed to require an increase in the Purchase Price for capital contributions or expenditures made by Seller in the Ordinary Course of Business.”
     2. Payment of the Purchase Price. Section 2.2.2. of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “2.2.2. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Purchased Shares, Purchaser shall pay to Seller at the Closing an amount equal to the sum of (i) Four Million Five Hundred Thousand Dollars ($4,500,000), and (ii) the amount of any Project Capital Contribution approved by the Buyer in writing under Section 3.2.2. (the “Preliminary Purchase Price”), in cash by wire transfer of immediately available U.S. federal funds.”
     3. Definitions. Section 1.1 of the Agreement is hereby amended by adding thereto in the appropriate location alphabetically the following definitions:
     “‘Project Capital Contribution’ has the meaning set forth in Section 3.2.2.”
     “‘Proposed Capital Investment’ has the meaning set forth in Section 3.2.2.”
     4. Effect of Amendment. The Agreement is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the Agreement, except as amended by this Amendment, shall remain in full force and effect.
     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regards to the principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.
     6. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same Amendment.
     7. Effective Date. This Amendment is made effective as of the date hereof.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be duly executed by their respective authorized officers, as of the day and year first above written.

Seller: SEMPRA ENERGY
By:	/s/ Mark A. Snell
Mark A. Snell, Executive Vice
President and Chief Financial Officer
Dated: August 2, 2007

Purchaser: ENERGY WEST INCORPORATED
By:	/s/ David A. Certozke
David A. Cerotzke, President
Dated: August 2, 2007

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